Exhibit 3.12

DENTON TELECOM PARTNERS I, LP

(A Delaware Limited Partnership)

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

Dated as of October     , 2003

i

6.2	Status of Assignee of General Partner	6
6.3	Assignments and Successors of Limited Partners	7
6.4	Substitute Limited Partners	7
6.5	Prohibited Transfers	7

ARTICLE VII TERMINATION		7

7.1	No Termination	7

ii

DENTON TELECOM PARTNERS I, LP

AGREEMENT OF LIMITED PARTNERSHIP

THIS AMENDED AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”) of Denton Telecom Partners I, LP, a Delaware limited partnership (the “Partnership”), among Denton Telecom Holdings I, LLC (the “General Partner”), a Delaware company, and Denton Telecom Investors I, LLC, a Delaware company (the “Limited Partner”, together with the General Partner, the “Partners”), recites and provides as follows:

ARTICLE I

DEFINITIONS

1.1 “Act” shall mean the Revised Uniform Limited Partnership Act, as in effect in the State of Delaware.

1.2 “Act of Bankruptcy” means, with respect to a Partner, (i) the making of an assignment for the benefit of its creditors, (ii) the filing of a voluntary petition by it in bankruptcy; (iii) such Partner is adjudicated a bankrupt or insolvent or has entered against it an order for relief in any bankruptcy or insolvency proceeding; (iv) such Partner seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of such Partner or all or any substantial part of its properties; or (v) 90 days after the filing against such Partner of a petition in bankruptcy or proceeding against such Partner seeking to have a trustee, receiver or liquidator appointed with respect to it or a substantial part of its assets or seeking such Partner’s reorganization, arrangement, liquidation or similar relief.

1.3 “Affiliate” means, when used with reference to a specified person, any person that (i) directly or indirectly controls or is controlled by or is under common control with the specified person, (ii) is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified person or of which the specified person is an officer, partner or trustee, or with respect to which the specified person serves in a similar capacity, or (iii) directly or indirectly is the beneficial owner of 10% or more of any class of equity securities of the specified person or of which the specified person is directly or indirectly the owner of 10% or more of any class of equity securities, or (iv) is a member of the specified person’s immediate family.

1.4 “Capital Account” has the meaning act forth in Article III.

1.5 “Capital Contribution” means an amount actually contributed by a Partner to the capital of the Partnership.

1.6 “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

1.7 “Partnership Interest” means the ownership interest of a Partner in the Partnership and the right of such Partner to any and all of the benefits to which such Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Partner to comply with all the provisions of this Agreement and of the Act.

1.8 “Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

ARTICLE II

FORMATION OF THE COMPANY

2.1 Formation. The Partners hereby acknowledge the formation of the Partnership as a limited partnership pursuant to the Act by virtue of the Certificate of Limited Partnership dated September 10, 2002 and filed with the Secretary of State of the State of Delaware on that same date. The rights and liabilities of the Partners shall be as provided in the Act and as otherwise provided herein.

2.2 Name, Registered Office, and Registered Agent. The name of the Partnership is Denton Telecom Partners I, LP. The principal place of business of the Partnership shall be located at 2201 Cooperative Way, Herndon, VA 20171. The registered office of the Partnership is that of its registered agent, The Corporation Trust Company, a Delaware corporation, whose address is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The registered agent’s sole duty as such is to forward to the Partnership at its last known address any notice that is served on it as registered agent.

2.3 Governing Law. This Agreement and all questions with respect to the rights and obligations of the Partners, the construction, enforcement, and interpretation hereof, and the formation, administration, and termination of the Partnership shall be governed by the provisions of the Act, and other applicable laws of the State of Delaware.

2.4 Purpose. The purpose of the Partnership is to engage in any lawful business permitted by the State of Delaware and to engage in any and all activities necessary, convenient, desirable or incident to the foregoing, including, without limitation, to guarantee the obligations of, or otherwise pledge, encumber, deposit, mortgage, or create a security interest in or lien on any or all assets of the Partnership for the benefit of, the General

Partner or the Limited Partner or a Member, subsidiary, parent or ultimate parent of the General Partner or the Limited Partner and to become liable for all or part of the debt of any one or more of such entities by becoming a borrower under a pre-existing facility under which some or all available funds have been previously drawn by such entity.

2.5 Term.

(a) The Partnership shall continue in existence until dissolved upon the first to occur of any of the following events:

(i) as provided under the terms of the Agreement;

(ii) the entry of a decree of judicial dissolution under Section 17-802 of the Act; or

(iii) as required under Section 17-801 of the Act.

(b) Upon dissolution of the Partnership for any reason, the General Partner shall appoint a liquidating agent for the Partnership (the “Liquidating Agent”), who shall proceed promptly to wind up the Partnership’s affairs and distribute the Partnership’s assets in accordance with Section 17-804 of the Act. The Liquidating Agent shall have reasonable discretion to determine the time, manner, and terms of any sale or sales of the Partnership’s property pursuant to such liquidation. The General Partner may appoint itself of the Limited Partner as the Liquidating Agent.

ARTICLE III

CAPITAL ACCOUNTS; DISTRIBUTIONS; ALLOCATIONS

3.1 Capital Commitments. On the date on which this Agreement is executed, the Limited Partner will make an initial contribution to the Partnership in the amount of $995.00, and the General Partner will make an initial contribution to the Partnership in the amount of $5.00, which contributions initially shall be held for the Partnership’s account by the Limited Partner and the General Partner, respectively. The Partners may make additional Capital Contributions at any time, provided that they so agree, and provided that their additional Capital Contributions shall be made in the same proportion as their original Capital Contributions unless they agree otherwise.

3.2 Capital Accounts. A “Capital Account” will be established and maintained for each Partner is accordance with the following provisions:

(a) The Capital Account of a Partner will be increased by (i) the amount of such Partner’s Capital Contributions, (ii) any income or gain allocated to such Partner pursuant to this Article, and (iii) the amount of any Partnership liabilities assumed by such Partner or secured by any Partnership assets distributed to such Partner.

(b) The Capital Account of a Partner will be decreased by (i) the amount of cash and the gross fair market value of any other Partnership property distributed to such Partner pursuant to any provision of this Agreement, (ii) any expenses or losses allocated to such Partner pursuant to this Article, and (iii) the amount of any liabilities of such Partner assumed by the Partnership.

(c) If any Partner’s Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent that it relates to the transferred Partnership Interest.

(d) In addition, and even if in contradiction with the foregoing paragraphs of this section, the Capital Accounts shall be maintained as further provided in the Treasury Regulations under Code Section 704.

3.3 No Interest. No interest shall be paid on Capital Contributions or on the balance in each Partner’s Capital Account.

3.4 Distributions.

(a) Distributions of cash shall be made at such time and in such amounts as the General Partner shall decide, and shall be made to the Partners in proportion to their Partnership Interests.

(b) Upon liquidation of the Partnership, any remaining assets of the Partnership will be distributed to the Partners in accordance with their respective positive Capital Account balances. Any distributions pursuant to this Section will be made by the end of the Partnership’s taxable year in which the liquidation occurs (or, if later, within 90 days after the date of the liquidation).

3.5 Allocations.

(a) Profit and loss of the Partnership for each fiscal year of the Partnership shall be allocated to the Partners in proportion to their Partnership Interests.

(b) If a Partner transfers any part or all of its interest in the Partnership to a person during a fiscal year of the Partnership in accordance with this Agreement (a “Transferee Partner”), the distributive shares of the various items of profit and loss of the Partnership allocable among the Partners during such fiscal year shall be allocated between the transferor and the Transferee Partner either (i) as if such fiscal year had ended on the date of the transfer or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and Transferee Partner were Partners. The General Partner, in its sole discretion, shall determine which method shall be used by the Partnership to allocate the distributive shares of the various items of profit and loss between the transferor and the Transferee Partner.

(c) All elections, decisions, accounting procedures, and other matters concerning the allocation of profits, gains, and losses among Partners not specifically and expressly provided for by the terms of this Agreement will be determined by the General Partner in good faith. Absent manifest error, a determination made in good faith by the General Partner will be final and conclusive as to all Partners.

ARTICLE IV

MANAGEMENT

4.1 Management and Control.

(a) The General Partner shall have full, exclusive and complete authority to manage, direct and control the business and affairs of the Partnership, and shall have full power and authority to make, execute and deliver in the name of and on behalf of the Partnership such certificates and documents as it deems necessary or appropriate for the conduct of the Partnership’s business or to effectuate the purposes of this Agreement. The General Partner may appoint officers and other employees of the Partnership, who shall have such duties and responsibilities as established by the General Partner and who shall serve at its pleasure.

(b) The Limited Partner agrees that, as such, it shall have no right to transact business on behalf of the Partnership, or to take part in the management or control of the Partnership’s affairs. The Limited Partner will have no power or authority to execute any agreements an behalf of, or otherwise bind or commit, the Partnership. The Limited Partner shall have the right to vote on, and give consents and approvals as expressly specified in this Agreement or the Act, and may exercise the rights and powers granted to it in this Agreement or the Act, it being understood that the exercise of such rights and powers will be deemed to be matters affecting the basic structure of the Partnership and not the exercise of control over its business.

4.2 Indemnification.

(a) The Partnership indemnifies and holds harmless the Partners from and against any and all claims and demands whatsoever to the maximum extent permissible under the Act.

(b) Expenses incurred by the Partners in defending against any claim, action, demand, damage, expense or liability, or threat thereof, may be paid by the Partnership in advance of the final disposition thereof. The indemnity provided for herein shall extend to amounts paid in settlement of any action.

(c) The indemnification provided for hereunder shall be payable only from Partnership assets.

(d) The right of indemnification provided for herein shall be in addition to all other rights and remedies that may be available to the Partners.

ARTICLE V

ACCOUNTING; REPORTS; TAX MATTERS

5.1 Fiscal Year. The Partnership hereby adopts the fiscal year of the General Partner as its fiscal year.

5.2 Books and Records. The Partnership shall keep full and accurate books of account.

ARTICLE VI

TRANSFERS OF PARTNERSHIP INTERESTS

6.1 Assignments by the General Partner. The General Partner may sell, assign, pledge, or otherwise transfer all or any portion of its interest in the Partnership.

6.2 Status of Assignee of General Partner.

(a) Sales, assignments and transfers of the General Partner’s interest in the Partnership will be subject to, and the assignee will acquire the assigned interest subject to, all of the terms and provisions of this Agreement.

(b) The transferee of the interest of the General Partner in the Partnership shall not become a substitute General Partner unless the Limited Partner consents thereto; provided that the Limited Partner hereby consents to the substitution as General Partner of an Affiliate of a General Partner. Any

substitution must comply with the other terms and conditions of this Agreement. The substitute General Partner will assume and agree to perform all of its respective predecessors’ duties and obligations hereunder and the transferring General Partner will, upon making a proper accounting to its substitute, be relieved of any further duties or obligations hereunder, except those arising from events occurring prior to the substitution date, whether or not known.

6.3 Assignments and Successors of Limited Partners.

(a) The Limited Partner may sell, assign or otherwise transfer all or any portion of its interest in the Partnership without the consent of the General Partner.

(b) An assignee of the Limited Partner (the “Assignee”) shall be entitled to receive Partnership distributions to which the assignor Limited Partner otherwise would be entitled, but shall not have any other rights pursuant to this Agreement until he becomes a Substitute Limited Partner as provided in Section 6.4.

6.4 Substitute Limited Partners. An Assignee of the Limited Partner’s interest, or any portion thereof, shall be recognized as a “Substitute Limited Partner” with respect to such interest, or portion thereof, with all the rights and obligations of the assignor Limited Partner with respect to such interest, or portion thereof, only with the prior consent of the General Partner, which consent is in the sole discretion of the General Partner.

6.5 Prohibited Transfers. Notwithstanding any other provision of this Agreement, no Partner shall have the right to convey, sell, transfer, assign, pledge or otherwise dispose of its interest, or any portion thereof, if such conveyance, sale, transfer, assignment, pledge or other disposition would cause a termination of the Partnership for federal income tax purposes under Section 708 of the Code, without the prior written consent of the General Partner, which consent may be withheld in its sole discretion.

ARTICLE VII

TERMINATION

7.1 No Termination. The death, legal incompetency, Act of Bankruptcy, dissolution or withdrawal (whether voluntary or involuntary) of the Limited Partner or the transfer of an interest of any Partner shall not result in the winding up, liquidation or termination of the Partnership.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Additional Actions and Documents

Each of the Partners hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use best efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the closing of the transactions contemplated by this Agreement.

8.2 Notices

All notices, demands, requests or other communications which may be or are required to be given, served, or sent by a Partner or the Partnership pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telex or facsimile transmission, addressed as follows:

(i) If to the General Partner:

Denton Telecom Holdings I, L.L.C.

Attn: Grande Communications, Inc., Sole Member

401 Carlson Circle

San Marcos, Texas 78666

(ii) If to the Limited Partner:

Denton Telecom Investors I, L.L.C.

Attn: Grande Communications, Inc., Sole Member

401 Carlson Circle

San Marcos, Texas 78666

Each Partner may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above, shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee (with an affidavit of personal delivery, the return receipt, the delivery receipt, or (with respect to a telex) the answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

8.3 Severability

The invalidity of any one or more provision hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.

8.4 Survival

It is the express intention and agreement of the Partners that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

8.5 Waivers

Neither the waiver by a Partner of a breach of or a default under any of the provisions of this Agreement, nor the failure of a Partner, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder.

8.6 Exercise of Rights

No failure or delay on the part of a Partner or the Partnership in exercising any right, power or privilege hereunder and no course of dealing between the Partners or between a Partner and the Partnership shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a Partner or the Partnership would otherwise have at law or in equity or otherwise.

8.7 Binding Effect

Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Partners and their respective heirs, devises, executors, administrators, legal representatives, successors and assigns.

8.8 Limitation on Benefits of this Agreement

It is the explicit intention of the Partners that no person or entity other than the Partners is or shall be entitled to bring any action to enforce any provision of this Agreement against any Partner or the Partnership, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Partners (or their respective successors and assigns as permitted hereunder).

8.9 Amendment Procedure

(a) This Agreement may be modified or amended by the General Partner, without the consent or approval of the Limited Partners: (i) to cure any ambiguity, to correct or supplement any provision herein which would be inconsistent with any other provision herein, or to make any other provision with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; (ii) to delete or add any provision of this Agreement required to be so deleted or added by any federal agency or by a state “Blue Sky” commissioner or similar official, which addition or deletion is deemed by such agency or official to be for the benefit or protection of the Limited Partners; or (iii) to bring the Partnership or its operations into compliance with the Code; provided however, that no amendment shall be adopted pursuant to this Section 8.9 unless the adoption thereof (A) is not adverse to the interest of the Limited Partners; (B) does not affect the method of distribution of cash or allocation of net profits or net losses provided in Article 4; and (C) does not affect the limited liability of the Limited Partners contemplated by this Agreement or the status of the Partnership as a partnership for federal income tax purposes.

(b) This Agreement also may be modified or amended with the written consent of the General Partner and the Limited Partner.

8.10 Entire Agreement

This Agreement contains the entire agreement among the Partners with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein.

8.11 Pronouns

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

8.12 Headings

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

8.13 Governing Law

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

8.14 Execution in Counterparts

To facilitate execution, this Agreement may be executed in counterparts; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.

GENERAL PARTNER:

DENTON TELECOM HOLDINGS I, L.L.C. (f/k/a CFC Telecom Holdings LLC)

By:	Grande Communications, Inc. Sole Member

By:	/s/ William E. Morrow

Name:	William E. Morrow
Title:	CEO

LIMITED PARTNER:

DENTON TELECOM INVESTORS I, L.L.C. (
By:	Grande Communications, Inc. Sole Member

By:	/s/ William E. Morrow

Name:	William E. Morrow
Title:	CEO